UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Capstead Mortgage Corporation

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PROXY STATEMENT
FORWARD-LOOKING STATEMENTS
GENERAL INFORMATION ABOUT VOTING
PROPOSAL ONE - ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND COMMITTEE INFORMATION
OUR CORPORATE GOVERNANCE PRINCIPLES
OTHER GOVERNANCE INFORMATION
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLANS
AUDIT COMMITTEE
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL TWO — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RELATED PERSON TRANSACTIONS
STOCKHOLDER PROPOSALS
OTHER MATTERS
ADDITIONAL INFORMATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 30, 2009

To the stockholders of
CAPSTEAD MORTGAGE CORPORATION:
     The annual meeting of stockholders of Capstead Mortgage Corporation, a Maryland corporation, will be held at The Crescent Club, 200 Crescent Court, 17th floor, Dallas, Texas on Thursday, April 30, 2009 beginning at 9:00 a.m., Central time, for the following purposes:
(1)	To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified; and

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.
     In the discretion of the proxies, the meeting may include the transacting of any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

** Please Vote Now **	YOUR VOTE IS IMPORTANT	** Please Vote Now **
Stockholders of record at the close of business on February 18, 2009 will be entitled to notice of and to vote at the annual meeting of stockholders. It is important your shares are represented at the meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares as promptly as possible by telephone, via the internet, or by signing, dating and returning your proxy card. Voting promptly saves us the expense of a second mailing or telephone campaign. Voting by the internet or telephone helps reduce postage and proxy tabulation costs. See the “Voting” section of this proxy statement for a description of voting methods.
PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.
By order of the board of directors,
/s/ Phillip A. Reinsch
Phillip A. Reinsch
Secretary
8401 North Central Expressway, Suite 800
Dallas, Texas 75225-4404
March 20, 2009

CAPSTEAD MORTGAGE CORPORATION
8401 North Central Expressway, Suite 800
Dallas, Texas 75225-4404

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 30, 2009

     This proxy statement, together with the proxy, is solicited by and on behalf of the board of directors of Capstead Mortgage Corporation, a Maryland corporation, for use at the annual meeting of stockholders to be held on April 30, 2009 at The Crescent Club, 200 Crescent Court, 17th floor, Dallas, Texas beginning at 9:00 a.m., Central time. The board is requesting you to allow your shares to be represented and voted at the annual meeting by the proxies named on the proxy card. “We,” “our,” “us,” and “Capstead” each refers to Capstead Mortgage Corporation. A notice regarding the internet availability of this proxy statement and 2008 annual report will first be mailed to stockholders on or about March 20, 2009. This proxy statement will be available on our website at that time. See the “Notice of Electronic Availability of Proxy Materials” section of this proxy statement for more information.
     At the annual meeting of stockholders, action will be taken to elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. In the discretion of the proxies, the meeting may include the transacting of any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.
FORWARD-LOOKING STATEMENTS
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and other factors. These factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.
GENERAL INFORMATION ABOUT VOTING
Solicitation of Proxies
     The enclosed proxy is solicited by and on behalf of our board. We will bear the expense of soliciting proxies for the annual meeting of stockholders, including the mailing cost. In addition to solicitation by mail, our officers or a company of our designation may solicit proxies from stockholders by telephone, e-mail, facsimile or personal interview. Our officers receive no additional compensation for such services.

     We intend to request persons holding common shares in their name or custody, or in the name of a nominee, to send a notice of internet availability of proxy materials to their principals and request authority for the execution of the proxies. We will reimburse such persons for their expense in doing so. We will also use the proxy solicitation services of Georgeson Inc. For such services, we will pay a fee that is not expected to exceed $6,000 plus out-of-pocket expenses.
Voting Securities
     Our only voting equity securities are our common shares. Each common share entitles the holder to one vote. As of February 18, 2009, there were 63,134,659 common shares outstanding and entitled to vote. Only stockholders of record at the close of business on February 18, 2009 are entitled to vote at the annual meeting of stockholders or any adjournment of the meeting.
Voting
     If you hold our common shares in your own name as a holder of record, you may instruct the proxies to vote your shares through any of the following methods:
•	using the internet, logging on to www.eproxy.com/cmo to gain access to the voting site to authorize the proxies to vote your shares;

•	calling our transfer agent Wells Fargo at 1-800-560-1965 and following the prompts; or

•	signing, dating and mailing the proxy card in the postage-paid envelope provided.
     Our counsel has advised us these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.
     The deadline for internet and telephone voting is 12:00 p.m. (noon), Central time, on April 29, 2009. If you prefer, you may bring your proxy to the annual meeting of stockholders to vote your shares in person.
     If a broker, bank or other nominee holds our common shares on your behalf, the voting instructions above do not apply to you. You will receive voting instructions from them.
Counting of Votes
     A quorum will be present at the annual meeting of stockholders if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy. If you have returned valid voting instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting of stockholders in person with your proxy, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting of stockholders may be adjourned until a quorum has been obtained.
     The affirmative vote of a plurality of the common shares cast at the annual meeting of stockholders is required to elect each nominee to our board. The affirmative vote of a majority of all the votes cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009. For any other matter, unless otherwise required by Maryland or other applicable law, the affirmative vote of a majority of all the votes cast at the annual meeting of stockholders is required to approve the matter.
     Because the proportion of votes needed to elect our directors and ratify the appointment of our independent registered public accounting firm is based on votes actually cast rather than votes entitled to be cast, abstentions, broker non-votes and withheld votes will have no effect on the election of directors or the ratification of the appointment of our independent registered public accounting firm.

     Broker non-votes occur when a broker, bank or other nominee holding common shares on your behalf votes the shares on some matters but not others. We will treat broker non-votes as common shares present and voting for quorum purposes and votes not cast in electing nominees to our board and ratifying the appointment of our independent registered public accounting firm.
     If you sign and return your proxy card without giving specific voting instructions, your shares will be voted FOR the nominees to our board and the appointment of our independent registered public accounting firm.
Right To Revoke Proxy
     You must meet the same deadline when revoking your proxy as when voting your proxy. See the “Voting” section of this proxy statement for more information. If you hold our common shares in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:
•	notifying our secretary in writing of your revocation before your shares have been voted;

•	signing, dating and mailing a new proxy card to Wells Fargo;

•	calling Wells Fargo at 1-800-560-1965 and following the prompts;

•	using the internet, logging on to www.eproxy.com/cmo and following the prompts; or

•	attending the annual meeting of stockholders with your proxy and voting your shares in person.
     If our common shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive information on revoking your proxy.
Notice of Electronic Availability of Proxy Materials
     As permitted by rules adopted by the SEC in 2007, this proxy statement and our 2008 annual report are being furnished to our stockholders by posting them online. On or about March 20, 2009, we mailed our stockholders a notice with instructions on accessing these materials and voting online. If you received a notice, you will not receive a hard copy of the proxy materials unless you request them. If you would like to receive a hard copy of our proxy materials, follow the instructions on the notice.
Multiple Stockholders Sharing the Same Address
     SEC rules allow for householding, which is the delivery of a single copy of an annual report and proxy statement, or notice of electronic availability, to any household at which two or more stockholders reside if it is believed the stockholders are members of the same family. Duplicate mailings are eliminated by allowing stockholders to consent to such elimination or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold our common shares in your own name as a holder of record, householding will not apply to you.
     Extra copies of our annual report, proxy statement or information statement may be obtained free of charge by sending a request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas, 75225-4404. You can also obtain copies on our website at www.capstead.com or by calling us toll-free at (800) 358-2323, extension 2354.
Voting Results
     Voting results will be announced at the annual meeting of stockholders, and a detail of the voting results will be published in our Form 10-Q for the quarter ending March 31, 2009.

PROPOSAL ONE — ELECTION OF DIRECTORS
     One of the purposes of the annual meeting of stockholders is to elect seven directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Set forth below are the names, principal occupations, committee memberships, ages, directorships held with other companies, and other biographical data for the nominees for director, as well as the month and year each nominee was first elected to our board. Also set forth below is the beneficial ownership of our common shares as of February 18, 2009 for each nominee. For discussion of beneficial ownership, see the “Security Ownership of Management and Certain Beneficial Owners” section of this proxy statement. If any nominee becomes unable to stand for election as a director, an event we do not presently expect, the proxy will be voted for a replacement nominee if our board designates one.
     The board recommends a vote FOR all nominees.

Nominees for Director

JACK BIEGLER* President, Ellison Management, LLC Member: Audit, Compensation and Real Estate Investment Committees Director since June 2005 Common shares beneficially owned: 29,500 Age 65	Mr. Biegler has served as president of Ellison Management LLC since 1996 where the recent focus has been on investing in and financing commercial real estate. From 1980 until its sale in 1996, Mr. Biegler served as chief financial officer (“CFO”) of Ray Ellison Industries, which was involved with the development and construction of single-family homes in San Antonio, Texas. Mr. Biegler is chairman of the community board of Wells Fargo Bank, San Antonio.

ANDREW F. JACOBS President and Chief Executive Officer Member: Executive Committee Director since July 2003 Common shares beneficially owned: 320,000 Age 49	Mr. Jacobs has served as our president and chief executive officer (“CEO”) since July 2003. He served as our executive vice president — finance from August 1998 to July 2003 and as secretary from April 2000 to July 2003. Mr. Jacobs has served in various other executive positions with us since 1988. Mr. Jacobs is a certified public accountant.

GARY KEISER* Private Investments Chairman: Audit Committee Member: Compensation Committee Director since January 2004 Common shares beneficially owned: 43,089 Age 65	Mr. Keiser served as a partner at Ernst & Young LLP from 1980 until his retirement in November 2000. Mr. Keiser began his career with Ernst & Young LLP in 1967.

Nominees for Director

PAUL M. LOW*
Private Investments

Chairman of the Board
Chairman: Executive Committee
Member: Governance & Nomination Committee

Director since October 1990;
and April 1985 to March 1990
Common shares beneficially owned: 84,969
Age 78
Mr. Low has served as our chairman since July 2003. Mr. Low was CEO of Laureate Inc., a private software company, from March 1997 until his retirement in February 2001. From January 1992 to September 1994, Mr. Low was chairman of the board of New America Financial L.P., a mortgage banking firm he founded. Mr. Low was president of Lomas Mortgage USA, a mortgage banking firm, from July 1987 to December 1990, and he served in various other executive positions with Lomas beginning in 1957. Mr. Low served as our senior executive vice president from April 1985 to January 1988.

CHRISTOPHER W. MAHOWALD*
President, RSF Management and RSF Partners

Chairman: Real Estate Investment Committee
Member: Governance & Nomination Committee

Director since June 2005
Common shares beneficially owned: 21,768
Age: 47
Mr. Mahowald has been president of RSF Management and RSF Partners since 1997 and serves as managing partner of several of their real estate private equity funds. From 1990 to 1997, Mr. Mahowald was a partner with the Robert M. Bass Group where he was a founding principal in several real estate-related private equity funds, including the Brazos Fund and the Lone Star Opportunity Fund. Mr. Mahowald serves on the boards of Smith Packett and Stonegate Senior Living, both private firms, as well as the board for Stanford Graduate School of Business.

MICHAEL G. O’NEIL* Private Investments Chairman: Governance & Nomination Committee Member: Audit and Executive Committees Director since April 2000 Common shares beneficially owned: 49,460 Age 66	Mr. O’Neil was a director in the investment banking division of the corporate and institutional client group at Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1972 until his retirement in May 2001. Mr. O’Neil served on the board of Massively Parallel Technologies, Inc., a private software technology company specializing in high-speed computing, until March 1, 2009, when he became a member of their advisory board.

Nominees for Director

MARK S. WHITING*
Managing Partner,
Drawbridge Partners, LLC

Chairman: Compensation Committee
Member: Real Estate Investment Committee

Director since April 2000
Common shares beneficially owned: 34,800
Age 52
Mr. Whiting has been the managing partner of Drawbridge Partners, LLC, a real estate investment firm, since September 1998. Mr. Whiting served as CEO and a director of TriNet Corporate Realty Trust, Inc., a commercial real estate investment trust, from May 1996 through September 1998 and served as president, chief operating officer and a director of TriNet from May 1993 to May 1996. Mr. Whiting currently serves on the board of The Marcus & Millichap Company, a private real estate investment brokerage firm. He is also a member of the Stanford University athletic board and is on the board of trustees of the Cate School.

*	Indicates an independent director in compliance with Section 303A.02 “Independence Tests” of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Board of Directors’ Guidelines. See the “Board Member Independence” section of this proxy statement for more information.
BOARD OF DIRECTORS AND COMMITTEE INFORMATION
     Our business and affairs are managed under the direction of our board. Members of our board are kept informed of our business through discussions with our chairman of the board, CEO and other officers by reviewing materials provided to them and by participating in meetings of our board and its committees.
     During the year ended December 31, 2008, our board held four regular meetings and eleven special meetings. In accordance with our Board Of Directors’ Guidelines, directors are expected to attend all meetings of our board and meetings of committees on which they serve. Each director standing for re-election attended more than 75 percent of all meetings of our board and committees on which he served.
Attendance at Annual Meeting of Stockholders
     In keeping with our Board Of Directors’ Guidelines, directors are expected to attend in person our annual meeting of stockholders. All of our directors were in attendance at the 2008 annual meeting of stockholders on May 1, 2008.
Board Member Independence
     Section 303A.02 “Independence Tests” of the NYSE Listed Company Manual outlines the requirements for a director to be deemed independent by the NYSE, including the mandate that our board affirmatively determine a director has no material relationship with us that would impair independence. To assist in ascertaining the independence of our board members, each board member completed a qualification questionnaire in December 2008. Board members were asked to verify biographical information, service on other company boards and committees, and attendance at our board and committee meetings. They were also asked to affirm compliance with all of the independence standards set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Further, board members were asked to verify their interest in serving on our board in 2009 and their availability and capability to serve, as well as confirm they meet additional qualifications required for continued service as outlined in our Board of Directors’ Guidelines.

     After receipt of all completed qualification questionnaires, our governance & nomination committee members were given a copy of each questionnaire, along with information regarding each board member’s ownership in our equity securities. At the conclusion of this process, our board affirmatively determined no director, with the exception of Mr. Jacobs who is our CEO, has a material relationship with us that would impair his independence, and each director meets all of the independence requirements set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Therefore, our board is comprised of a majority of independent directors, as required in Section 303A.01 “Independent Directors” of the NYSE Listed Company Manual.
     Our Board of Directors’ Guidelines are found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Corporate Governance.” Any reference to an independent director herein infers compliance with the NYSE independence tests and our Board of Directors’ Guidelines.
Charitable Contributions
     At no time during the preceding three years have we made a contribution to a charitable organization where one of our independent directors serves as an executive officer.
Board Member Compensation
     Compensation of our independent directors for the fiscal year ended December 31, 2008 is outlined in the following table.
Director Compensation*

	Fees Earned	Stock	Option	All Other
	or Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(a)	($)(b)	($)(c)	($)
Jack Biegler	75,000	13,983	7,278	—	96,261
Gary Keiser	88,500	13,045	7,278	—	108,823
Paul M. Low	110,000	13,045	7,278	—	130,323
Christopher W. Mahowald	55,500	13,983	7,278	—	76,761
Michael G. O’Neil	79,000	13,045	7,278	—	99,323
Mark S. Whiting	74,000	13,045	7,278	—	94,323

*	Columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.

(a)	Amounts represent the expense recognized for financial reporting purposes for stock awards. Stock awards are valued at the closing market price of our common shares on the date of grant and recognized as expense on a straightline basis over the related requisite service period. As of December 31, 2008, each director held 2,250 nonvested stock awards.

(b)	Amounts represent the expense recognized for financial reporting purposes for option awards. Option awards are valued on the date of grant using a fair value methodology and recognized as expense on a straightline basis over the related requisite service period. See NOTE 11 to the 2008 audited financial statements for discussion of valuation assumptions. As of December 31, 2008, each director held exercisable and unexercisable option awards aggregating: 25,000 shares for Mr. Whiting; 20,000 shares for Mr. Keiser; and 10,000 shares each for Messrs. Biegler, Low, Mahowald, and O’Neil.

(c)	Dividends paid on nonvested stock awards of $5,195 to each director for the 2008 fiscal year were excluded because the stock awards are valued for compensation cost purposes based on the closing market price of our stock on the date of grant, which is assumed to factor future dividends into its valuation.
Narrative Disclosure to Director Compensation Table
     Independent directors receive base compensation for their representation on our board at an annualized rate of $40,000 and an annual stock award of 1,000 shares of common stock. The stock award granted on May 5, 2008 will vest in full on April 15, 2009. The chair of each of our compensation and governance & nomination committees receives an additional $10,000 annually, and the chair of our audit committee receives an additional $15,000 annually. Mr. Low receives a monthly director fee of $5,000 for serving as our non-executive chairman of the board in lieu of meeting fees. Independent directors other than Mr. Low receive fees of $2,500 per board meeting attended in person or by telephone and $1,000 per committee meeting. Additionally, each director was granted 5,000 option awards on May 5, 2008 at an exercise price of $12.87, which will vest in full on April 15, 2009 and had a fair value on the date of grant of $8,666. All directors receive reimbursement for travel costs and expenses. Employee directors do not receive compensation for serving on our board.
     The board believes a portion of the director’s total compensation should be paid in the form of equity awards. This element of total compensation is intended to align the director’s long-term interests to those of our stockholders through the granting of (i) stock awards, (ii) option awards and (iii) other incentive-based awards as defined in the Amended and Restated 2004 Flexible Long-Term Incentive Plan. The provisions of equity awards generally include:
Stock awards provide for vesting in equal annual installments over the requisite service period established by our board. The director will be considered the owner of the shares and entitled to vote and receive all dividends and any other distributions declared on the shares prior to vesting. Dividends per share or distributions shall not exceed those available to our common stockholders. Nonvested shares cannot be sold, transferred or otherwise disposed of for any purpose other than to us. Nonvested shares will revert to us in the event the director leaves us for any reason, including termination of directorship by reason of voluntary or involuntary discharge, disability or retirement, except in the event of a change in control, dissolution or liquidation of our company or death, in which case all outstanding nonvested shares will automatically vest in full. Stock awards granted to directors in 2008 will vest in full on April 15, 2009.
Option awards may be fully vested upon issuance or provide for vesting in equal annual installments over the requisite service period established by our board, and expire at the earliest of (i) ten years after date of grant, (ii) six months, or the remaining term of the option if earlier, after the optionee’s termination of directorship by reason of death, resignation, retirement or disability or (iii) on the date of the optionee’s termination of directorship for cause. No option awards will vest after the optionee’s termination of directorship for any reason, including voluntary or involuntary discharge, disability or retirement, except in the event of a change in control, dissolution or liquidation of our company, or death of the grantee, in which case all outstanding nonvested options will automatically vest in full. Outstanding option awards do not receive dividends prior to exercise and are non-voting. Presently, all outstanding director option awards are fully vested with the exception of the option award granted to directors in 2008 that will vest in full on April 15, 2009.
Board Committees and Meetings
     The current standing committees of our board are listed in the table below. Each of these committees has a written charter approved by our board. A copy of the charters can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Corporate Governance.” The members of the committees and the number of meetings held during 2008 are identified in the table below, and a description of the principal responsibilities of each committee follows.

				Governance &	Real Estate
	Audit	Compensation	Executive	Nomination	Investment
Jack Biegler	X	X			X
Andrew F. Jacobs			X
Gary Keiser	Chair	X
Paul M. Low			Chair	X
Christopher W. Mahowald				X	Chair
Michael G. O’Neil	X		X	Chair
Mark S. Whiting		Chair			X
2008 Meetings	5	10	2	2	1

     The audit committee is comprised of three independent directors. This committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; and it provides assistance to our board in fulfilling their oversight responsibilities to our stockholders, potential stockholders and the investment community relating to:
•	The integrity of our financial statements and the financial reporting process, including the systems of internal accounting and financial control and disclosure controls and procedures;

•	The independent registered public accounting firm’s qualifications and independence;

•	Our compliance with legal and regulatory requirements; and

•	The performance of our internal audit function (outsourced to a third party service provider) and our independent registered public accounting firm.
     Our board has determined that Messrs. Biegler, Keiser and O’Neil are “audit committee financial experts” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended. All members of our audit committee meet the NYSE listing standards and our Board of Directors’ Guidelines for independence of audit committee members, have financial management experience and are financially literate as required by the NYSE Corporate Governance Listing Standards. Our audit committee charter limits the number of audit committees on which committee members may serve to no more than two other public companies, unless our board determines such simultaneous service would not impair the ability of such member to effectively serve. No member of our audit committee currently serves on the audit committee of another public company.
     The compensation committee is comprised of three independent directors. Our board has determined that Messrs. Biegler, Keiser and Whiting are independent in accordance with NYSE listing standards and Item 407(a) of the SEC Regulation S-K. All of our compensation programs are administered under the direction of this committee. This committee is responsible for overseeing our compensation programs including:
•	Reviewing and approving corporate goals and objectives relevant to the CEO’s compensation;

•	Evaluating the CEO’s performance in light of those goals and approving compensation consistent with such performance;

•	Approving base salaries, annual incentives and other programs and benefits for senior management other than the CEO;

•	Approving compensation programs and benefits for other employees and board members;

•	Reviewing and coordinating succession plans for the CEO and other members of senior management; and

•	Reviewing and discussing with management the Compensation Discussion and Analysis (“CD&A”) and recommending to our board its inclusion in our proxy statement and annual report on Form 10-K.
     Because the CEO determines the responsibilities of each executive officer and observes how these responsibilities are carried out throughout the year, the CEO is in the best position to review the performance of each executive officer and make recommendations to the committee regarding all components of compensation for each executive officer, including his own. In its role as the administrator, the committee may exercise its discretion in modifying any of the recommendations and is responsible for ultimately approving all compensation arrangements for the executive officers. During 2008, the committee commissioned a comprehensive study of executive compensation to ensure our compensation programs and practices were competitive with those of our peers and appropriately designed to support the creation of stockholder value. As a part of the process the committee engaged Towers Perrin, a nationally recognized consulting firm specializing in executive compensation, to provide independent advice on the design and effectiveness of our compensation programs and their competitiveness relative to those of our peers.

     The executive committee is comprised of three directors. During the intervals between meetings of our board, this committee has all of the powers and authority of our board in managing our business and affairs, except those powers that by law cannot be delegated by our board.
     The governance & nomination committee is comprised of three independent directors. This committee is responsible for:
•	Recommending nominees to our board for the next annual meeting of stockholders;

•	Overseeing the evaluation of the performance of our board and management from a corporate governance perspective;

•	Identifying qualified individuals to serve on our board consistent with criteria approved by our board; and

•	Developing, recommending to our board, and maintaining our governance policies and guidelines.
     The real estate investment committee is comprised of three independent directors. This committee is responsible for overseeing our investments in commercial real estate-related assets.
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended December 31, 2008, Messrs. Biegler, Keiser and Whiting served on our compensation committee. No member of the compensation committee was at any time during 2008 or at any other time, an officer or employee of Capstead, and no member had any relationship with us requiring disclosure as a related person transaction in the “Related Person Transactions” section of this proxy statement. None of our executive officers has served on the board or compensation committee of any other entity that has or had one or more executive officers who served as a member of our board or compensation committee during 2008.
Meetings of Non-Management Directors
     Non-management directors regularly meet without management present immediately following our quarterly board meetings. Accordingly, such directors met four times in 2008. At these meetings, the non-management directors reviewed strategic issues for consideration by our board, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. The non-management directors have determined the chair of our governance & nomination committee, currently Mr. O’Neil, will preside at such meetings. The presiding director is responsible for advising the CEO of decisions reached and suggestions made at these sessions. The presiding director may have other duties as determined by our board. Stockholders and interested parties may communicate with the presiding director or non-management directors as a group by utilizing the communication process identified in the “Interested Party and Stockholder Communication with our Board” section of this proxy statement. If non-management directors include a director who is not an independent director, at least one of the scheduled executive sessions will include only independent directors. Presently, all of our non-management directors are independent.
OUR CORPORATE GOVERNANCE PRINCIPLES
     Our policies and practices reflect corporate governance initiatives that are compliant with the NYSE listing standards and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website which includes key information about our corporate governance initiatives including our Board of Directors’ Guidelines, charters for the committees of our board, our Code of Business Conduct and Ethics (applicable to all of our employees, officers and directors) and our Financial Code of Professional Conduct. The corporate governance section can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Corporate Governance.”

     Each director should, to the best of his or her ability, perform in good faith the duties of a director and a committee member in a manner he or she believes to be in our best interests with the care an ordinarily prudent person in a like position would use under similar circumstances. This duty of care includes the obligation to make, or cause to be made, an inquiry when the circumstances would alert a reasonable director to the need thereof. Directors are expected to attend, in person or by telephone, all meetings of our board and meetings of the committees on which they serve, as well as attend in person our annual meeting of stockholders.
Considerations for Nomination
     Our governance & nomination committee considers and makes recommendations to our board concerning candidates for election and the appropriate size of our board. In considering incumbent directors, the committee reviews the directors’ overall service during their terms, including the number of meetings attended, level of participation and quality of performance. Other considerations include the directors’ level of ownership in our equity securities and, when applicable, the nature of and time involved in the directors’ service on other boards. The committee reviews the completed qualification questionnaires submitted by incumbent directors (as previously described in the “Board Member Independence” section of this proxy statement) prior to making its recommendation to the board regarding the slate of directors for election at the following year’s annual meeting of stockholders.
     In considering candidates to fill new positions created by expansion and/or vacancies that occur because of resignation, retirement or any other reason, the committee uses its and management’s network of contacts to compile a list of potential candidates. The committee may also engage, if it deems appropriate, a professional search firm. Candidates are selected on the basis of talent and experience relevant to our business without regard to race, religion, gender or national origin. Candidates should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility. Candidates should also have a genuine interest in our company, recognize that he or she is accountable to our stockholders (not to interest groups) and have a background that demonstrates an understanding of business and financial affairs and the complexities of a large business organization.
     No person shall be eligible to serve as a director who has been convicted of a felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust. The committee will consider candidates recommended by stockholders provided stockholders follow the procedures set forth in the “Stockholder Procedures for Director Candidate Recommendations” section of this proxy statement. The committee evaluates a candidate using the criteria set forth above regardless of who nominated the candidate.
Service on Other Boards
     Our Board Of Directors’ Guidelines prohibit directors from serving on more than four boards of other public companies and recommends its audit committee members serve on the audit committee of no more than two other public companies. In addition, the CEO’s service is limited to two other public company boards. Presently, none of our board members, including our CEO, serve on another public company’s board.
Mandatory Resignation
     Our Board of Directors’ Guidelines requires a director to promptly submit a letter of resignation to our governance & nomination committee when the director (i) changes substantially his or her principal occupation or business association for any reason other than retirement or retirement planning, (ii) declares or is otherwise involved in a personal bankruptcy or bankruptcy of a business in which he or she is a principal or (iii) is named as a party in a material legal proceeding, becomes the target of a material state or federal investigation, or receives a request of a material nature for the production of records or testimony from any state or federal agency. The committee will in turn consider the resignation and make its recommendation to our board on whether to accept or reject the resignation.

     Our board, excluding the resigning director, will make a decision regarding the resignation within a reasonable amount of time following receipt of the recommendation by the governance & nomination committee. If a decision is made to accept the resignation, the director’s resignation shall be effective immediately. A director who has been convicted of a felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust shall resign effective immediately. An employee director must resign from our board, unless a majority of our board determines otherwise, once he or she ceases to be employed by us whether due to retirement or otherwise.
OTHER GOVERNANCE INFORMATION
Stockholder Procedures for Director Candidate Recommendations
     Our governance & nomination committee will consider written director candidate recommendations made by stockholders to our secretary at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404. Electronic or facsimile submissions will not be accepted. For the committee to consider a candidate, submissions must include sufficient information concerning the recommended individual including biographical data such as age; employment history; a description of all businesses that employ or employed the candidate, including the name and phone number of the businesses; and a list of board memberships the candidate holds, if any. In addition, the candidate should affirm he or she can read and understand basic financial statements and consent to stand for election if nominated by our board and serve if elected by our stockholders.
     Once a fully complete recommendation is received by the governance & nomination committee, the recommended candidate is sent a questionnaire that requests additional information regarding independence, qualifications and other information to assist the committee in evaluating him or her, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Further, the questionnaire provides that the individual must grant consent to us to conduct a confidential background search of the individual to the extent allowable under federal, state and local legislation. The recommended candidate must return the questionnaire within the time frame as outlined in the following sentence to be considered for nomination by the committee. Recommendations for which we have received completed questionnaires by November 20, 2009 will be considered for candidacy for the 2010 annual meeting of stockholders. Completed questionnaires received after November 20, 2009 will be considered for candidacy for the 2011 annual meeting of stockholders, if not earlier withdrawn.
Interested Party and Stockholder Communication with our Board
     Interested parties and stockholders who wish to contact any of our directors either individually or as a group may do so by calling toll-free (800) 358-2323, by writing to them c/o Capstead Mortgage Corporation, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404 or via e-mail at directors@capstead.com. Interested party and stockholder calls, letters and e-mails are screened by company personnel based on criteria established and maintained by our governance & nomination committee, which includes filtering out improper or irrelevant communications such as solicitations, advertisements, spam, surveys, junk mail, mass mailings, resumes and other forms of job inquiries.
Director Orientation and Continuing Education
     Our board and senior management conduct a comprehensive orientation through a review of background material and meetings with senior management to familiarize new directors with our vision, strategic direction, core values, ethics, financial matters, corporate governance practices and other key policies and practices. Our board recognizes the importance of continuing education for directors and is committed to providing such education to improve the performance of our board and its committees. Senior management assists in identifying and advising our directors about opportunities for continuing education including conferences provided by independent third parties. Mr. O’Neil attended the KPMG Audit Committee Institute’s Audit Committee Roundtable in June 2008 and has attended the KPMG Audit

Committee Roundtable each year since 2004. Both Messrs. Biegler and Jacobs attended the Stanford University Directors’ College in June 2007. In connection with maintaining his license as a certified public accountant, Mr. Jacobs is required to earn and report to the Texas State Board of Public Accountancy at least 120 continuing education credit hours over each three-year period.
Annual Board Evaluation and Individual Director Self-Evaluations
     Section 303A.09 “Corporate Governance Guidelines” of the NYSE Listed Company Manual requires listed company boards to conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. Therefore, approximately 30 days prior to our annual board meeting (generally held immediately following the annual meeting of stockholders) we provide each director a board self-evaluation questionnaire and a self-evaluation questionnaire corresponding to each committee on which he or she serves. All questionnaires are returned to us prior to our annual board meeting. Completed committee questionnaires are given to the committee chair to review and discuss during the next scheduled committee meeting, and the director who presides at the non-management director meetings receives the board self-evaluation questionnaires to review and discuss with directors at our annual board meeting.
EXECUTIVE OFFICERS
     The following table shows the names and ages of our current executive officers, and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

	Age	Title
Andrew F. Jacobs	49	President and Chief Executive Officer
Phillip A. Reinsch	48	Executive Vice President, Chief Financial Officer and Secretary
Robert R. Spears, Jr.	47	Executive Vice President — Director of Residential Mortgage Investments
Anthony R. Page	45	Senior Vice President — Director of Commercial Mortgage Investments
Michael W. Brown	42	Senior Vice President — Asset and Liability Management and Treasurer
     For a description of Mr. Jacobs’ business experience, see the “Election of Directors” section of this proxy statement.
     Mr. Reinsch has served as our executive vice president, CFO and secretary since July 2006. He served as our senior vice president, CFO and secretary from July 2003 to July 2006. Mr. Reinsch has served in various other executive positions with us since March 1993. Mr. Reinsch was employed by Ernst & Young LLP from July 1984 to March 1993, last serving as an audit senior manager. Mr. Reinsch is a certified public accountant.
     Mr. Spears has served as our executive vice president — director of residential mortgage investments since July 2006. Prior thereto, Mr. Spears had served as our senior vice president — asset and liability management since February 1999. From April 1994 to February 1999, he served as our vice president — asset and liability management. Mr. Spears was employed by NationsBanc Mortgage Corporation from April 1990 to April 1994, last serving as vice president — secondary marketing manager.
     Mr. Page has served as our senior vice president — director of commercial mortgage investments since June 2006. Since 1985, Mr. Page has worked in various executive capacities with real estate-related investment firms including Victor Capital Group, L.P. (currently known as Capital Trust, Inc.), Winthrop Financial Associates, L.P., Apollo Real Estate Advisors, L.P. and most recently as a managing director for Perimeter Investments from 2001 to 2006.
     Mr. Brown has served as our senior vice president — asset and liability management and treasurer since July 2006. Prior thereto, Mr. Brown had served as our vice president — asset and liability management and treasurer since June 1999. Mr. Brown has been associated with us since July 1994.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
     The compensation committee of our board has responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives and ensuring that the total compensation paid to the executive officers is fair, reasonable and competitive.
Compensation Philosophy and Objectives
     Our compensation philosophy is to provide a competitive, performance-based compensation program to attract, motivate and retain the key individuals integral to our long-term financial success and creation of stockholder value. The committee believes that a company’s executive compensation practices are a window through which the outside world, and most importantly its stockholders, sees an organization’s priorities and core values. While the committee recognizes that executive compensation in the United States is under heightened scrutiny, it also recognizes that the creation of stockholder value ultimately rests with the management of a company and the successful execution of the business strategies under changing economic conditions. The committee understands the complexities of managing a large portfolio of residential mortgage securities and other real estate-related assets, and has sought to design a compensation program that takes into account annual operating performance, portfolio positioning and the overall creation and retention of stockholder value. The committee recognizes that compensation decisions are complex and can only be made after careful consideration of our performance measured against our stated business objectives, an executive’s individual performance and contribution toward those business objectives, the amounts and form of prior compensation to an executive, and to a lesser extent, the performance and compensation practices of certain other companies similar to ours.
     It is the intent of the committee for this philosophy to be applied throughout the organization and that the types of compensation and benefits described herein provided to the executive officers generally be comparable to those provided to our other officers and employees.
Analysis and Setting of Executive Compensation
     During 2008, the committee commissioned a comprehensive study of executive compensation to ensure our compensation programs and practices were competitive with those of our peers and appropriately designed to support the creation of stockholder value. As a part of the process the committee engaged Towers Perrin, a nationally recognized consulting firm specializing in executive compensation, to provide independent advice on the design and effectiveness of our compensation programs and their competitiveness relative to those of our peers.
     In beginning its study, Towers Perrin met with members of the committee and Mr. Jacobs, our CEO, in an effort to obtain an understanding of our compensation philosophy and the components of our compensation programs, including base salaries, annual incentive opportunities, long-term equity-based awards and other benefits. To assist Towers Perrin in this regard, Mr. Jacobs provided Towers Perrin (i) copies of minutes of previous meetings of the committee, (ii) a multi-year tally sheet for each of our named executive officers setting forth each element of compensation paid during the previous three years, including information regarding previous option and stock awards, and (iii) information regarding our general and administrative expenses as a percent of investment capital.
     As a part of its study, Towers Perrin identified and discussed with the committee a broad group of real estate-related comparators representing various asset classes and cost structures for use in its benchmarking analysis. Following discussions with the committee, Towers Perrin’s analysis was refined to emphasize information for a subset of comparators which invest almost exclusively in agency-guaranteed residential mortgage securities. This more narrowly defined peer group included:
•	Annaly Capital Management, Inc.;

•	Anworth Mortgage Asset Corp.;

•	MFA Financial, Inc.;

•	New York Mortgage Trust Inc.;

•	Hatteras Financial Corp.; and

•	American Capital Agency Corp.
     The committee believes that each of the above companies is substantially similar to Capstead, but believes that Anworth and MFA are the most comparable of the internally managed peer companies based on the size of the organizations; and that Hatteras and AGNC, both externally managed, provide a current indication of the cost structure of a company operating in our industry sector for benchmarking purposes.
     Towers Perrin’s benchmarking analysis encompassed both an examination of our operating performance relative to the comparators and an examination of our compensation levels relative to those of the comparators. Specifically, Towers Perrin provided the committee with the following information:
•	A multi-year performance analysis for us and each comparator company, considering: (i) the total return on book value, calculated as the change in the book value during the period plus dividends paid and (ii) the total return on stock price calculated as the change in stock price during the period plus dividends paid;

•	An analysis of the various cost structures, which included both internally managed companies and externally managed companies, the difference being whether the executive officers are actually employees of the company or if their services are provided to the company pursuant to a third-party management contract;

•	An analysis of the management fee arrangements of externally managed companies, including (i) the calculation of the fee, (ii) costs which are reimbursable, (iii) the term of the arrangement, and (iv) cancellation provisions and payments due thereon, if any;

•	An analysis of total general and administrative expenses for the period 2005 through mid-2008, as applicable, which for the externally managed companies included the base management fee and operating costs related to running a public company; and

•	An analysis of the compensation arrangements of internally managed companies, including: each component of compensation paid to their executive officers in the prior year, and the design of short- and long-term incentive programs, both equity- and non-equity based.
     For comparability, Towers Perrin classified our general and administrative expenses within the following three categories:
•	Compensation-related expenses, including, but not limited to, salary, bonus and long-term equity based awards;

•	Management-related expenses, including, but not limited to, rent, utilities, systems and office supplies; and

•	Corporate-related expenses, including, but not limited to, director fees and expenses, legal, accounting and entity-related insurances.
     Towers Perrin then compared, as a percent of investment capital, (i) the aggregate of our compensation-related and management-related expenses to the base management fee percentage of the externally managed comparators, (ii) the aggregate of our general and administrative expenses to the total general and administrative expenses of both the externally and internally managed comparators, and (iii) each component of compensation paid to our executive officers to the executive officers of the internally managed comparators, with particular emphasis on both MFA and Anworth, which the committee deemed most comparable to ours.

     Based on the analysis and findings from the Towers Perrin compensation study, the committee determined that it would be appropriate to make adjustments to the base compensation for certain of the executive officers and to modify the short-term and long-term compensation programs offered to such executives and other officers and employees; however, no specific target market position for executive officer pay levels was established. In brief, the committee’s actions included:
•	An adjustment to base salaries;

•	The introduction of dividend equivalent rights (“Dividend Equivalents”) to provide a variable performance element to current compensation equal to the per share dividend declared on the company’s common stock multiplied by a notional amount of non-vesting or “phantom” common shares;

•	A modification to the annual incentive formula, including establishing a minimum hurdle rate for determining the annual performance threshold and guideline for determining the maximum amount available to be paid in any one year; and

•	The introduction of performance-based stock awards to improve alignment between executives’ long-term compensation and the company’s long-term return on investment capital.
     These modifications are described more fully below under “Discussion of Components of Executive Compensation” section of this Compensation Discussion and Analysis. At the direction of the committee, Towers Perrin did not review executive compensation practices for commercial mortgage-related real estate companies.
Role of Chief Executive Officer in Compensation Decisions
     As in prior years, Mr. Jacobs reviews the performance of each executive officer, researches and analyzes compensation programs and practices of our peers and makes recommendations to the committee regarding all elements of compensation to the executives, including his own. Additionally, Mr. Jacobs typically attends each of the committee meetings; however, the committee will generally request that Mr. Jacobs leave the meeting so that the committee can independently discuss any and all recommendations.
     During 2008, Mr. Jacobs provided Towers Perrin and the committee information about our compensation programs and practices and he participated in the committee discussions regarding the analysis and findings from the Towers Perrin compensation study. The committee, as administrator of our compensation programs, may exercise discretion to modify any recommendations and is ultimately responsible for all compensation arrangements for the executive officers.
Discussion of Components of Executive Compensation
     The primary components of our executives’ compensation consist of: (i) base salaries, (ii) annual incentives, (iii) long-term equity-based awards, and (iv) other benefits or agreements, as more fully described below.
     Base Salaries. The base salary of each executive officer (including the CEO) is recommended by the CEO and considered by the committee annually. The committee believes the CEO is in the best position to determine the responsibilities of each executive officer and observe how well each executive performs his responsibilities. All salary determinations are ultimately approved based on the considerations discussed in the “Compensation Philosophy and Objectives” section of this Compensation Discussion and Analysis.
     As previously discussed, during 2008 the committee sought the independent advice from Towers Perrin in benchmarking executive officer compensation to a narrowly defined peer group. Towers Perrin observed from its benchmarking analysis that the total cash compensation paid to certain of our named executive officers in the prior years appeared low on an absolute basis and as a percent of investment capital, but more specifically, that base salaries generally lagged our peers by a significant amount. Based on guidance from Towers Perrin and other factors, the committee determined that a portion of this shortfall relative to the market benchmark be addressed through adjustments to bring base salaries to more competitive levels. The committee further determined that a portion of the residual shortfall be addressed through separate awards of Dividend Equivalents. The Dividend Equivalents are intended to provide a variable performance element to current compensation for certain of our named executive officers in the form of cash payments equal to the per share dividend declared on the company’s common stock multiplied by a notional amount of non-vesting or “phantom” common shares. The Dividend Equivalents would not be attached to any stock and only have the right to receive the same per share cash distribution as our common stockholders are entitled to receive during the life of the Dividend Equivalents.
     In arriving at its decisions, the committee members considered management’s performance in an extremely difficult operating environment and recognized that the base salaries of certain of the executive officers have lagged those of its peers; but felt that a combination of base salary increases and the award of Dividend Equivalents would deliver the executive officers an appropriate and competitive level of current cash compensation. The committee then approved base salary increases for certain of our named executive officers, averaging 28%, and awarded Dividend Equivalents which will provide the executive dividend equivalent payments equal to the per share amounts declared on our common stock. After considering the adjustments effective on July, 1, 2008, the annual base salary and Dividend Equivalents awarded to certain of our named executive officers were as follows:

Name	Annual Salary	Dividend Equivalents
Andrew F. Jacobs	$625,000	75,000
Phillip A. Reinsch	350,000	50,000
Robert R. Spears, Jr.	420,000	75,000
Michael W. Brown	225,000	25,000
     In connection with the Dividend Equivalents, the right to receive dividend payments will terminate on the earlier of the employee’s separation of service or July 1, 2012.
     As previously discussed in the “Setting of Executive Compensation” section of this Compensation Discussion and Analysis, the Towers Perrin study did not review executive compensation practices for commercial mortgage-related real estate companies; and accordingly, no recommendation was made regarding the base salary of Mr. Page, Director of Commercial Real Estate Investments.
     Annual Incentives. The committee believes that the executive officers should have an opportunity to participate in an annual incentive pool tied to a performance threshold determined by the committee. At the beginning of 2008, the committee approved the creation of an incentive pool equal to a 10 percent participation in earnings in excess of benchmark earnings. For purposes of the calculation, earnings were defined as net income available to common stockholders, excluding incentive compensation and gains or losses from portfolio restructurings, if any. The benchmark was defined as the average 10-year U.S. Treasury rate plus 200 basis points, multiplied by average common stockholders’ equity. Average common stockholders’ equity was defined as average total stockholders’ equity, excluding the recorded balances of preferred equity, accumulated other comprehensive income, incentive compensation accruals and any gains or losses from portfolio restructurings.
     While the committee determined the specific performance target for the 2008 incentive pool and communicated such target to the executive officers, it retained complete discretion with respect to the amount to be distributed from the pool, including its allocation between the executives and other employees. In September 2008, the committee used its discretion to limit the amount of incentive compensation to be paid in 2008 to $6.0 million. After the announcement of the fourth quarter 2008 common stock dividend in December, Mr. Jacobs made his final report to the committee for purposes of finalizing the 2008 incentive pool and his recommended allocation among the named executive officers and other officers and employees. As a result of the company achieving a return on average common stockholders’ equity in excess of 20%, the committee awarded our named executive officers and our other officers and employees 2008 incentive compensation as follows:

Name	Incentive Amount
Andrew F. Jacobs	$1,750,000
Phillip A. Reinsch	1,000,000
Robert R. Spears, Jr.	1,350,000
Anthony R. Page	240,000
Michael W. Brown	650,000
Other officers and employees	1,010,000
     As a part of the 2008 compensation study, the committee requested Towers Perrin provide a recommendation on how to manage the aggregate size of the annual incentive pool, while continuing to provide an appropriate incentive opportunity for the named executive officers and our other officers and employees. Based on guidance from Towers Perrin and other factors, the committee decided to modify the incentive formula for 2009 as follows:
•	The definition of “earnings” will be equal to net income, excluding (i) incentive compensation, (ii) gains or losses from portfolio restructurings, and (iii) interest on unsecured borrowings, net of equity in the earnings of related statutory trusts;

•	The definition of “average common stockholders equity” previously used in determining benchmark earnings will be replaced with “average long-term investment capital” defined as the sum of (i) average stockholders’ equity, excluding accumulated other comprehensive income (loss), incentive compensation accruals and any gains or losses from portfolio restructurings, and (ii) average unsecured borrowings, net of related investments in statutory trusts;

•	The determination of “benchmark earnings” will be equal to the greater of the average 10-year U.S. Treasury rate plus 200 basis points or 8.0%, multiplied by average long-term investment capital; and

•	Established a guideline for determining the maximum amount of incentive available to be paid in any one year pursuant to the annual incentive formula equal to 50 basis points multiplied by average long-term investment capital.
     Concurrent with the committee’s consideration to establish a guideline for determining the maximum amount of annual incentive compensation, the committee members discussed how using longer-term equity-based stock awards could augment our incentive programs for the executive officers. The modification to address this longer-term component of executive compensation is discussed under the “Long-Term Equity-Based Awards” section of this Compensation Discussion and Analysis.
     Consistent with prior years, in making the revision to the incentive pool formula for 2009, the committee retains complete discretion with respect to the amount to be distributed from the pool, including its allocation between the executives and other employees. The committee also retains the power to act in the best interests of stockholders in compensating the executive officers while still providing a mechanism to more closely align incentive compensation with that of our peers in an effort to retain top executive officers and ultimately enhance stockholder value. The committee believes the achievement of performance targets necessary to increase the incentive pool will be indicative of increased stockholder value, the primary objective of this element of compensation.
     Long-Term Equity-Based Awards. The committee believes all of our employees should have an ongoing stake in the long-term success of our business, and that executive officers should have a meaningful portion of their total compensation paid in the form of equity awards. This element of the compensation program is intended to align the executives’ long-term interests with those of our stockholders, while providing incentives to our executives to remain with the company, through the granting of (i) stock awards, (ii) option awards and (iii) other incentive-based equity awards as defined in our Amended and Restated 2004 Flexible Long-Term Incentive Plan, each of which recognizes the creation of value for stockholders and promotes our long-term growth and success.

     Each of our executive officers is eligible to receive equity awards under our Amended and Restated 2004 Flexible Long-Term Incentive Plan. This plan was approved by our stockholders in April 2004 and is administered by the committee. The plan was designed to promote the interests of our stockholders by enabling us to attract, motivate, reward and retain executive officers, employees and directors and to encourage the holding of proprietary interests in the company by persons in key positions.
     As previously discussed, during 2008 the committee sought the independent advice from Towers Perrin in benchmarking certain of our executive officers’ compensation to a narrowly defined peer group and requested that Towers Perrin provide its recommendation on how to manage the aggregate size of the annual incentive pool, while continuing to provide an appropriate incentive opportunity for the executive officers. Concurrent with the committee’s consideration to establish a guideline for determining the maximum amount of annual incentive compensation, the committee discussed how using longer-term equity-based stock awards could augment our incentive programs for the executive officers. The committee, based on guidance from Towers Perrin and other factors, concluded that long-term equity-based awards should be considered annually, be performance-based, and considered independent of the annual incentive formula. The committee then discussed various performance metrics and concluded that the performance hurdle for vesting of any new equity awards should be modeled similar to the annual incentive formula, but measured over several years. Accordingly the committee approved granting the following performance-based stock awards to certain of our executive officers on December 16, 2008:

		Grant Date Fair Value
	Performance-Based	of Performance-Based
	Stock Awards	Stock Awards
Andrew F. Jacobs	41,000	$417,380
Phillip A. Reinsch	22,900	233,122
Robert R. Spears, Jr.	27,500	279,950
Michael W. Brown	14,700	149,646
     The performance-based stock awards were valued at $10.18, the closing price of the common stock on the date of grant, and vest 50% at the end of year three, provided the company meets the performance criteria over the prior three years and 50% at the end of year four, provided the company meets the performance criteria over the prior three years. The performance criteria are met if the company’s three-year annualized return on average long-term investment capital, expressed as a percentage, exceeds the performance threshold of the higher of the average 10-year U.S. Treasury rate plus 200 basis points or 8.0%. If the company fails to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. All nonvested shares will expire if the performance criteria for the final three-year measurement period ending December 31, 2015 are not met.
     As previously discussed in the “Setting of Executive Compensation” section of this Compensation Discussion and Analysis, the Towers Perrin study did not review executive compensation practices for commercial mortgage-related real estate companies. In addition, the board of directors in October 2008 affirmed management’s decision to no longer pursue investments in commercial real estate; and accordingly, no long-term equity based awards were made to Mr. Page in 2008.
     Other Benefits or Agreements. The executive officers are provided other benefits or agreements, including basic life and accidental death and dismemberment insurance and a tax-qualified contribution retirement plan, or 401(k) plan, each on the same terms offered to other employees. Additionally, we offer the following benefits to our executive officers:
•	A nonqualified deferred compensation plan for our executive officers and any other employees whose eligible compensation exceeds the maximum amount of compensation able to be considered to determine contributions for our tax-qualified plan pursuant to Internal Revenue Code Section 401(a)(17) ($230,000 and $245,000 in 2008 and 2009, respectively). The purpose of the plan is to allow employees, regardless of their respective levels of compensation, to retire with the same retirement income as a percentage of final pay as is available to all employees having the same tenure with us. Accordingly, the deferred compensation plan extends the general matching provisions of the 401(k) plan on compensation amounts that exceed the maximum amount. The aggregate cost to the company of this benefit to the executive officers was $259,800 in 2008.

•	Defined severance payments determined pursuant to severance agreements, as amended, with our named executive officers and our other officers and employees who were employed with us in December 1999. Pursuant to these agreements, in the event a covered employee is terminated for any reason, including death or disability, other than those reasons described in the “Potential Payments Upon Termination or Change-in-Control” table of this proxy statement, that employee will receive a severance payment. Any payment under any of these agreements will be limited as follows: three times base salary for Mr. Jacobs, two times base salary for Messrs. Reinsch and Spears and one and one-half times base salary for Mr. Brown. Because Mr. Page was not employed with us in December 1999, he does not have a severance agreement.
     Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly-held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid individually to the CEO or any of the four other most highly compensated executive officers. Exceptions are made for, among other things, qualified performance-based compensation. Qualified performance-based compensation means compensation paid solely upon attaining objective performance goals, provided that (i) performance goals are established by a committee consisting solely of two or more outside directors, (ii) material terms of the performance-based compensation are disclosed to and approved by a separate stockholder vote prior to payment, and (iii) the committee certifies that the performance goals were attained and other material terms were satisfied prior to payment. Our committee’s policy on deductibility is generally to develop compensation plans that provide for the payment of compensation that is tax deductible to us, while recognizing our legitimate interests and those of our stockholders may at times be better served by compensation arrangements that are not tax deductible. In 2008, $3,336,000 of the compensation paid to our named executive officers was not deductible for federal income tax purposes.
Compensation Committee Report
     The committee has reviewed and discussed the above disclosure with Capstead’s management, and based on this review and discussion recommended to Capstead’s board that the above Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Mark S. Whiting, Chairman
Jack Biegler
Gary Keiser

Summary Compensation Table*
     Compensation for our executive officers is administered under the direction of our compensation committee and is implemented by our CEO. The Summary Compensation Table below shows certain compensation information for our CEO, CFO and three other most highly compensated executive officers for services rendered in all capacities during the years ended December 31, 2008, 2007 and 2006.

					Stock	Option	All Other
		Salary		Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)		($)	($) (b)	($) (c)	($) (d)(e)	($)

Andrew F. Jacobs	2008	625,750	(a)	1,750,000	246,463	29,157	128,527	2,779,897
President and Chief	2007	455,000		—	170,338	41,547	35,325	702,210
Executive Officer	2006	420,000		—	78,200	36,129	48,194	582,523

Phillip A. Reinsch	2008	358,000	(a)	1,000,000	150,550	14,578	66,715	1,589,843
Executive Vice President, Chief	2007	250,000		—	100,525	20,774	20,868	392,167
Financial Officer and Secretary	2006	225,000		—	39,100	18,064	26,608	308,772

Robert R. Spears, Jr.	2008	438,250	(a)	1,350,000	207,363	14,578	90,850	2,101,041
Executive Vice President-Director of	2007	280,000		—	131,238	20,774	22,256	454,268
Residential Mortgage Investments	2006	240,000		—	39,100	18,064	32,591	329,755

Anthony R. Page	2008	240,000		240,000	77,863	15,625	16,069	589,557
Senior Vice President-Director of	2007	232,500		—	64,813	22,396	18,654	338,363
Commercial Mortgage Investments	2006	125,336		—	48,308	7,595	8,192	189,431

Michael W. Brown	2008	225,250	(a)	650,000	91,148	8,747	38,075	1,013,220
Senior Vice President-Asset	2007	172,500		—	54,173	12,465	15,037	254,175
and Liability Management	2006	150,000		—	23,460	10,840	16,969	201,269

*	Columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they were not applicable.

(a)	Amount includes expense recognized for aggregate cash payments on Dividend Equivalents of $68,250 for Messrs. Jacobs and Spears, $45,500 for Mr. Reinsch and $22,750 for Mr. Brown. The number of Dividend Equivalents outstanding at December 31, 2008 were as follows: 75,000 for Messrs. Jacobs and Spears, 50,000 for Mr. Reinsch and 25,000 for Mr. Brown.

(b)	Amounts represent the expense recognized for financial reporting purposes for stock awards. Stock awards are valued at the closing market price of our common shares on the date of grant. Related compensation cost is recognized as expense on a straightline basis over the related requisite service period, which may include certain performance conditions.

(c)	Amounts represent the expense recognized for financial reporting purposes for option awards. Option awards are valued on the date of grant using a fair value methodology — see Note 11 to the 2008 audited financial statements for discussion of valuation assumptions. Related compensation cost is recognized as expense on a straightline basis over the related requisite service period for each portion of an award that vests separately.

(d)	For the year ended December 31, 2008, amounts include matching contributions made by us pursuant to our qualified defined contribution retirement plan and our nonqualified deferred compensation plan and premiums paid by us on basic life, accidental death and dismemberment and long-term disability insurance, quantified as follows:

	Jacobs	Reinsch	Spears	Page	Brown
Qualified defined contribution retirement plan	$13,800	$13,800	$13,800	$13,800	$12,150
Nonqualified deferred compensation plan	109,950	50,250	74,700	600	24,300
Insurance premiums	4,777	2,665	2,350	1,669	1,625

	$128,527	$66,715	$90,850	$16,069	$38,075

(e)	Amounts exclude dividends paid on nonvested stock awards which are valued for compensation cost purposes based on the closing market price of our stock on the date of grant, which is assumed to factor future dividends into its valuation. Dividends paid for the 2008 fiscal year on nonvested stock awards were as follows: $179,035 to Mr. Jacobs, $112,854 to Mr. Reinsch, $161,475 to Mr. Spears, $50,495 to Mr. Page and $92,490 to Mr. Brown.

Grants of Plan-Based Awards*
		;
			Estimated Future
			Payouts Under	Grant Date
			Equity Incentive	Fair Value of Stock and
	Grant		Plan Awards-Target	Option Awards
Name	Date		(#)	($)(a)

A. Jacobs	12-16-08		41,000	417,380

P. Reinsch	12-16-08		22,900	233,122

R. Spears, Jr.	12-16-08		27,500	279,950

M. Brown	12-16-08		14,700	149,646

*	Columns for “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” “Estimated Future Payouts Under Equity Incentive Plan Awards — Threshold and Maximum,” “All Other Stock Awards,” “All Other Option Awards” and “Exercise or Base Price of Option Awards” have been omitted because they were not applicable.

(a)	Amounts represent the fair value of the performance-based stock awards to be recognized as expense for financial reporting purposes over the requisite service period applicable to each performance measurement period determined for vesting. 50% of the shares will vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2011. The remaining 50% of the shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2012. If the company fails to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. Any remaining nonvested shares will expire if the performance criteria are not met for the three-year measurement period ending December 31, 2015. The awards are valued at the closing market price of the common stock on the date of grant.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     During 2008, the compensation committee commissioned a comprehensive study of executive compensation to ensure our compensation programs and practices were competitive with those of our peers and appropriately designed to support the creation of stockholder value. As a part of the process, the committee engaged Towers Perrin, a nationally recognized consulting firm specializing in executive compensation, to provide independent advice on the design and effectiveness of our compensation programs and their competitiveness relative to those of our peers. As more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement, Towers Perrin prepared and discussed with the committee the results of its comprehensive benchmarking analysis, which compared our executive compensation practices to the compensation practices employed by a narrowly-defined peer group investing almost exclusively in agency-guaranteed residential mortgage securities. Based on the analysis and findings of this comprehensive study, the committee determined that it would be beneficial to modify the compensation programs offered to certain of the named executive officers. Accordingly, certain amounts reported in the Summary Compensation Table and Grants of Plan-Based Awards Table reflect the results of this compensation study.
     The committee recognizes that the amount of salary and bonus compensation represents a significant portion of each executive officer’s total compensation. The committee seeks to provide a competitive base salary to each executive and the opportunity to participate in an annual incentive pool tied to a performance target determined by the committee at the beginning of the year. Based on the analysis and findings of the 2008 compensation study, the committee adjusted the base salaries of certain of the executive officers and issued performance-based dividend equivalents, which are intended to provide a variable performance element to current compensation for the executive in the form of cash payments equal to the per share dividend declared on the company’s common stock multiplied by a notional amount of non-vesting or “phantom” common shares. While the performance criteria for the creation of the 2008 incentive pool was established at the beginning of the year, the committee recognized in September that the annual incentive formula was likely to create an incentive pool larger than it had expected and used its discretion to limit the amount to be paid in 2008 to $6.0 million. Also as a part of the 2008 compensation study, the committee made certain modifications to the incentive formula for 2009 and set a limit on the amount of incentive compensation available to be paid in any one year.

     The committee believes the executive officers should have an ongoing stake in the long-term success of our business and should have a meaningful portion of their total compensation paid in the form of equity awards. This element of total compensation is intended to align the executive officers’ long-term interests with those of our stockholders through the granting of (i) stock awards, (ii) option awards and (iii) other incentive-based awards as defined in the Amended and Restated 2004 Flexible Long-Term Incentive Plan. As a part of the committee’s consideration to establish a maximum amount of incentive compensation to be paid in any one year, as discussed above, the committee recognized by limiting the annual incentive amount, they needed to establish a separate, but longer-term incentive opportunity for the executive officers. In doing so, the committee concluded that long-term equity-based awards should be considered annually, but should be performance-based and considered independent of the annual incentive formula. We issued both stock and option awards in 2007 and 2006 and issued performance-based stock awards in 2008. The provisions of equity award grants generally include the following:
Stock awards granted prior to 2008 provide for vesting in equal annual installments over the requisite service period established by the committee. Stock awards granted in 2008 provide for vesting over the requisite service period, subject to the company achieving certain performance criteria as established by the committee. For all awards, the executive officer will be considered the owner of the shares and entitled to vote and receive all dividends and any other distributions declared on the shares prior to vesting, which dividends or distributions shall not exceed those available to our common stockholders. Nonvested shares cannot be sold, transferred or otherwise disposed of for any purpose whatsoever other than to us. Nonvested shares will revert to us in the event the executive officer leaves our company for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change in control of the company, dissolution or liquidation of the company, or death of the executive officer. In the event of a change in control, all nonvested stock awards will automatically vest in full. In the event of a dissolution or liquidation of the company, nonvested stock awards granted prior to 2008 will automatically vest in full and nonvested stock awards granted in 2008 will revert to us. In the event of death of the executive officer, nonvested stock awards granted prior to 2008 will automatically vest in full and up to all nonvested stock awards granted in 2008 may vest in full after the performance criteria established for the award are met. If the company fails to meet any performance conditions established for the purpose of vesting, such vesting will be deferred and re-measured the following year, provided that all nonvested shares will expire if the performance criteria for the final three-year measurement period ending December 31, 2015 are not met.
Option awards provide for vesting in equal annual installments over the requisite service period established by the committee and expire at the earliest of (i) ten years after date of grant, (ii) six months, or the remaining term of the option if earlier, after the optionee’s termination of employment by reason of death, resignation, retirement or disability or (iii) on the date of the optionee’s termination of employment for cause. No option awards will vest after the executive officer leaves for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement, or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change in control, dissolution or liquidation of the company, or death of the executive officer, in which case all outstanding nonvested option awards will automatically vest in full. Outstanding option awards do not receive dividends prior to exercise and are non-voting.

Outstanding Equity Awards at Fiscal Year-End*

	Option Awards					Stock Awards
									Equity Incentive	Equity Incentive
									Plan Awards:	Plan Awards:
						Number of		Market Value	Number of	Market or Payout
	Number of	Number of				Shares or		of Shares or	Unearned	Value of Unearned
	Securities	Securities		Option		Units of Stock		Units of Stock	Shares, Units or	Shares, Units or
	Underlying	Underlying		Exercise	Option	That Have		That Have Not	Other Rights That	Other Rights That
	Unexercised Options	Unexercised Options		Price	Expiration	Not Vested		Vested	Have Not Vested	Have Not Vested
Name	(# Exercisable)	(# Unexercisable)		($)	Date	(#)		($)	(#)	($)
A. Jacobs	12,500	37,500	(a)	10.58	05-07-17	35,000	(f)	376,950	41,000 (e)	441,570
	12,500	25,000	(b)	7.58	04-24-16	33,750	(g)	363,488	—	—
	25,000	25,000	(c)	7.82	05-13-15	10,000	(h)	107,700	—	—

P. Reinsch	6,250	18,750	(a)	10.58	05-07-17	23,000	(f)	247,710	22,900 (e)	246,633
	6,250	12,500	(b)	7.58	04-24-16	22,500	(g)	242,325	—	—
	12,500	12,500	(c)	7.82	05-13-15	5,000	(h)	53,850	—	—

R. Spears, Jr.	6,250	18,750	(a)	10.58	05-07-17	35,000	(f)	376,950	27,500 (e)	296,175
	6,250	12,500	(b)	7.58	04-24-16	33,750	(g)	363,488	—	—
	12,500	12,500	(c)	7.82	05-13-15	5,000	(h)	53,850	—	—

A. Page	6,250	18,750	(a)	10.58	05-07-17	6,000	(f)	64,620	—	—
	12,500	25,000	(d)	6.82	07-24-16	11,250	(g)	121,163	—	—
		—		—	—	5,000	(i)	53,850	—	—

M. Brown	3,750	11,250	(a)	10.58	05-07-17	17,000	(f)	183,090	14,700 (e)	158,319
	3,750	7,500	(b)	7.58	04-24-16	11,250	(g)	121,163	—	—
	7,500	7,500	(c)	7.82	05-13-15	3,000	(h)	32,310	—	—

*	Column for option-based “Equity Incentive Plan Awards” has been omitted because it was not applicable.

(a)	Original vesting term of four years, with unexercisable options vesting proportionally on each May 7 of 2009, 2010 and 2011.

(b)	Original vesting term of four years with unexercisable options vesting proportionally on each April 24 of 2009 and 2010.

(c)	Original vesting term of four years with unexercisable options vesting on May 13, 2009.

(d)	Original vesting term of four years with unexercisable options vesting proportionally on each July 24 of 2009, and 2010.

(e)	Amount represents the number of performance-based shares with original vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2011. The remaining 50% of the shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2012. If the company fails to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year, provided that any remaining nonvested awards will expire if the performance criteria for the final three-year measurement period ending December 31, 2015 are not met.

(f)	Original vesting term of six years with shares vesting proportionally on each January 2 of 2009, 2010, 2011, 2012, 2013 and 2014.

(g)	Original vesting term of four years with remaining shares vesting proportionally on each January 2 of 2009, 2010 and 2011.

(h)	Original vesting term of four years with remaining shares vesting on May 13, 2009.

(i)	Shares originally vested 25% upon grant with remainder vesting proportionately over three years. Remaining shares vest on July 24, 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value	Number of	Value
	Acquired	Realized	Shares Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(a)	(#)	($)(b)
A. Jacobs	62,500	623,625	21,250	279,500
P. Reinsch	31,250	315,250	12,500	164,650
R. Spears, Jr.	31,250	311,813	16,250	214,450
A. Page	12,500	136,625	8,750	107,050
M. Brown	18,750	187,088	6,750	88,830

(a)	Amounts represent the difference between the fair market value of the securities acquired upon exercise and the exercise price of the related options.

(b)	Amounts represent the dollar value realized upon vesting based on the closing market price of our common shares on the related vesting date.
Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(a)	($)	($)	($)(b)
A. Jacobs	124,650	109,950	(183,551)	—	524,338
P. Reinsch	115,150	50,250	(86,333)	—	307,223
R. Spears, Jr.	103,200	74,700	(171,321)	—	456,165
A. Page	600	600	(423)	—	1,761
M. Brown	77,150	24,300	(10,268)	—	110,406

(a)	Amounts included in the “Summary Compensation Table” of this proxy statement.

(b)	Amounts include employer contributions made over the prior three years, as follows:

Name	2008	2007	2006
A. Jacobs	$109,950	$13,980	$30,338
P. Reinsch	50,250	1,680	11,100
R. Spears, Jr.	74,700	3,465	17,100
A. Page	600	540	—
M. Brown	24,300	—	2,400
Narrative Disclosure to Nonqualified Deferred Compensation Table
     The nonqualified Deferred Compensation Plan is designed to allow employees, regardless of pay, to achieve the same retirement income as a percentage of final pay as is available to all employees having the same tenure. Because Internal Revenue Code Section 401(a)(17) limits the amount of compensation able to be considered to determine contributions for our tax-qualified 401(k) plan, we have established a nonqualified Deferred Compensation Plan to allow executive officers to contribute beyond this limitation for qualified plans in order to afford these employees the comparable benefit provided to other employees. In 2008, this maximum amount of income able to be considered for tax-qualified plans was $230,000. The compensation committee of our board administers the plan.
     Participants in the plan may elect to defer up to 60% of base salary and 100% of bonus into a deferral account. We will contribute into each participant’s deferral account a matching amount equal to 50% of the participant’s voluntary contribution of up to a maximum of 6% of the participant’s compensation that exceeds the maximum compensation able to be considered for tax-qualified plans, as discussed above. We may also, but are not required to, credit to deferral accounts a supplemental matching contribution of 3% of the participant’s compensation, but only on compensation that exceeds the maximum compensation able to be considered for tax-qualified plans, as discussed above. Vesting in the amounts contributed by us into the deferral account is determined on the same service-based vesting schedule used in our 401(k) plan, which provides for annual vesting ratably over a participant’s initial five years of service. Participant deferral accounts are considered a part of our general assets and participants are considered unsecured creditors.
     Participants may designate the manner in which deferral accounts are invested solely among options designated by us for this purpose, currently in publicly-traded mutual funds. Participants may change their investment designations among the offered mutual funds at any time upon proper notice to the plan administrator. We may change the deemed investment options at any time, but in no event will the deemed investment options made available to participants consist of our stock or securities of an affiliate. Absent a previously established distribution schedule or unforeseeable emergency, no distributions will be made to a participant until retirement or an earlier termination of service. Distributions at retirement or termination of service are made in the form of a single lump sum payment except for any compensation for which a special distribution schedule has been established, which may provide for installments over a period of time not greater than five years.
Potential Payments Upon Termination or Change-in-Control

		Voluntary or
		For-Cause		Termination
		Involuntary	Involuntary	from	Change-in-
		Termination or	Not-for-Cause	Dissolution or	Control
	Executive Benefits and	Retirement	Termination	Liquidation	or Death
Name	Payments upon Termination	($)	($)	($)	($)
A. Jacobs	Severance Payment Agreement(a)	—	1,875,000	1,875,000	1,875,000
	Vested Account Balance of Nonqualified Deferred Compensation(b)	524,338	524,338	524,338	524,338
	Previously Vested Option Awards(c)	116,000	116,000	116,000	116,000
	Acceleration of Nonvested Option Awards(d)	—	—	160,625	160,625
	Acceleration of Nonvested Stock Awards(e)	—	—	848,138	1,289,708

		640,338	2,515,338	3,524,101	3,965,671

P. Reinsch	Severance Payment Agreement(a)	—	700,000	700,000	700,000
	Vested Account Balance of Nonqualified Deferred Compensation(b)	307,223	307,223	307,223	307,223
	Previously Vested Option Awards(c)	58,000	58,000	58,000	58,000
	Acceleration of Nonvested Option Awards(d)	—	—	80,313	80,313
	Acceleration of Nonvested Stock Awards(e)	—	—	543,885	790,518

		365,223	1,065,223	1,689,421	1,936,054

R. Spears, Jr.	Severance Payment Agreement(a)	—	840,000	840,000	840,000
	Vested Account Balance of Nonqualified Deferred Compensation(b)	456,165	456,165	456,165	456,165
	Previously Vested Option Awards(c)	58,000	58,000	58,000	58,000
	Acceleration of Nonvested Option Awards(d)	—	—	80,313	80,313
	Acceleration of Nonvested Stock Awards(e)	—	—	794,288	1,090,463

		514,165	1,354,165	2,228,766	2,524,941

A. Page	Vested Account Balance of Nonqualified Deferred Compensation(b)	1,217	1,217	1,217	1,217
	Previously Vested Option Awards(c)	38,219	38,219	38,219	38,219
	Acceleration of Nonvested Option Awards(d)	—	—	102,313	102,313
	Acceleration of Nonvested Stock Awards(e)	—	—	239,633	239,633
	Acceleration of Vesting on 401(k) Plan(f)	—	—	13,230	13,230
	Unvested Distribution from Nonqualified Deferred Compensation Plan(f)	—	—	544	544

		39,436	39,436	395,156	395,156

M. Brown	Severance Payment Agreement(a)	—	337,500	337,500	337,500
	Vested Account Balance of Nonqualified Deferred Compensation(b)	110,406	110,406	110,406	110,406
	Previously Vested Option Awards(c)	34,800	34,800	34,800	34,800
	Acceleration of Nonvested Option Awards(d)	—	—	48,188	48,188
	Acceleration of Nonvested Stock Awards(e)	—	—	336,563	494,882

		145,206	482,706	867,457	1,025,776

(a)	In December 1999, we entered into a severance payment agreement with each person employed by us at that time, and we entered into an amended severance payment agreement with Mr. Jacobs, our CEO, on February 23, 2004 (together, the “covered employees”). Pursuant to these agreements, in the event a covered employee’s employment with us is terminated by us for any reason other than those described below, that covered employee will receive a lump sum severance payment determined as follows: three times base annual salary for the President and CEO; two times base annual salary for Executive Vice Presidents; one and one-half times base annual salary for Senior Vice Presidents and Vice Presidents; and one times base annual salary for Assistant Vice Presidents and all other employees.

A covered employee will not be entitled to a severance payment under the severance payment agreement if (i) the covered employee voluntarily terminates his or her employment, other than because of a reduction in that covered employee’s base salary or officer grade, or a relocation of that covered employee which requires travel from his or her primary residence to such new location an additional 50 or more miles each way; (ii) the covered employee fails to return to work following an approved leave of absence or (iii) we terminate the covered employee for cause.

(b)	Amount represents the vested account balance of each executive officer as shown in the “Aggregate Balance at Last Fiscal Year-End” column of the Nonqualified Deferred Compensation table on page 26. The amounts are shown as a single lump sum payment regardless of election to receive payment over time.

(c)	Amount represents the value to be realized assuming the exercise on December 31, 2008 of previously vested option awards.

(d)	Amount, if any, represents the value to be realized assuming the exercise on December 31, 2008 of the nonvested portion of the option awards. No option awards shall vest after the executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement, or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change-in-control, dissolution or liquidation of our company, or death of the executive officer, in which case all outstanding nonvested option awards will automatically vest in full.

(e)	Amount, if any, represents the market value of nonvested stock awards on December 31, 2008, assuming the maximum amount of nonvested shares will vest, as appropriate. Nonvested stock awards will revert to us in the event the executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change-in-control, dissolution or liquidation of our company, or death of the executive officer. In the event of a change in control of the company, all nonvested stock awards will automatically vest in full. In the event of a dissolution or liquidation of the company, nonvested stock awards granted prior to 2008 will automatically vest in full and nonvested stock awards granted in 2008 will revert to us. In the event of death of the executive officer, nonvested stock awards granted prior to 2008 will automatically vest in full and up to all nonvested stock awards granted in 2008 may vest in full after the performance criteria established for the award are met.

(f)	Amounts represent the nonvested account balance of the executive officer in our qualified defined contribution retirement plan and our nonqualified deferred compensation plan, which in the event of a change-in-control, dissolution or liquidation of our company, or death of the executive officer, will automatically vest in full. The amounts are shown as a single lump sum payment regardless of election to receive payment over time.
EQUITY COMPENSATION PLANS
     The following table summarizes the total number of outstanding securities in each of our equity compensation plans and the number of securities remaining for future issuance, as well as the weighted-average exercise price of all outstanding equity awards as of December 31, 2008.

			Number of Securities
			Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected in
Plan Category	Rights	Warrants and Rights	First Column)

Equity compensation plans approved by stockholders:
1994 Flexible Long-Term Incentive Plan(a)	10,000	$14.41	—
Amended and Restated 2004 Flexible Long-Term Incentive Plan	453,750	9.06	1,583,299
Equity compensation plans not approved by stockholders:
1997 Flexible Long-Term Incentive Plan(b)	92,000	8.84	—

	555,750	9.12	1,583,299

(a)	Equity awards are no longer issued from the 1994 Flexible Long-Term Incentive Plan, which expired April 22, 2004.

(b)	Equity awards are no longer issued from the 1997 Flexible Long-Term Incentive Plan, which expired on April 18, 2007.

AUDIT COMMITTEE
     Our audit committee is governed by a written charter adopted by our board and is composed of three independent directors, each of whom has been determined by our board to be financially literate and independent in accordance with the NYSE listing standards and our Board of Directors’ Guidelines. The charter can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Corporate Governance.” This report and written charter shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed. The following is the committee’s report regarding the execution of its responsibilities during 2008.
AUDIT COMMITTEE REPORT
     The role of the audit committee is to assist the board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the company and the independence and performance of Ernst & Young LLP, Capstead’s independent registered public accounting firm. As set forth in the committee’s charter, the committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of Capstead’s consolidated financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designated to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on Capstead’s internal control over financial reporting. In addition, Ernst & Young LLP is responsible for reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the committee any issues they believe should be raised with the committee.
     The committee met with Ernst & Young LLP to review and discuss the overall scope and plans for the audit of Capstead’s consolidated financial statements and its internal control over financial reporting for the year ended December 31, 2008. The committee has considered and discussed with management and Ernst & Young LLP (both alone and with management present) the audited consolidated financial statements and the overall quality of the company’s financial reporting. The committee also reviewed the report of management contained in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included therein related to its audit.
     In addition, the committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (as adopted by the Public Company Accounting Oversight Board in Rule 3200T) and Ernst & Young LLP has provided the committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the committee concerning independence. The committee has discussed with Ernst & Young LLP their independence and has concluded they are independent from Capstead and its management.
     The members of the committee are not currently professionally engaged in the practice of auditing or accounting and as such, cannot be considered experts in the field of auditing or accounting, including in respect of auditor independence. Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and Ernst & Young LLP. Accordingly, the committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact independent.

     Based upon the committee’s receipt and review of the various materials and assurances described above and its discussions with management and Ernst & Young LLP, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the SEC.

AUDIT COMMITTEE Gary Keiser, Chairman Jack Biegler Michael G. O’Neil
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:
(i)	Voting power, which includes the power to vote, or to direct the voting of, common shares; and/or

(ii)	Investment power, which includes the power to dispose, or to direct the disposition, of common shares.
     A person is also deemed the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days of the annual meeting record date.
Security Ownership of Certain Beneficial Owners
     The following table sets forth the ownership of common shares for the persons known by us to be beneficial owners of more than 5 percent of our common shares outstanding as of the close of business on February 18, 2009.

		Percent
	Number of Common	of
Name of Beneficial Owner	Shares Beneficially Owned	Class

Wells Fargo & Company(a)	6,463,715	10.24%
420 Montgomery Street San Francisco, CA 94163

(a)	The number of common shares beneficially owned as reported on Schedule 13G/A filed by Wells Fargo & Company with the SEC on January 21, 2009. The percent of class is based on 63,134,659 common shares outstanding as of February 18, 2009.

Security Ownership of Management
     Listed in the following table and footnotes is certain information regarding the beneficial ownership of our common shares as of February 18, 2009, by each director and executive officer listed in the Summary Compensation Table and by all directors and executive officers as a group.

	Number of
	Common Shares
	Beneficially Owned(a)(b)		Percent of Class
Jack Biegler	29,500		*
Andrew F. Jacobs	320,000		*
Gary Keiser	43,089	(c)	*
Paul M. Low	84,969	(c)	*
Christopher W. Mahowald	21,768	(c)	*
Michael G. O’Neil	49,460	(c)	*
Mark S. Whiting	34,800		*

Phillip A. Reinsch	160,640	(c)	*
Robert R. Spears, Jr.	193,397	(c)	*
Anthony R. Page	82,973		*
Michael W. Brown	101,334	(c)	*

All directors and executive officers as a group (11 persons)	1,121,930		1.77

*	Denotes less than 1 percent.
(a)	Amounts include common shares issuable as follows:

	Security
	Ownership	Right to Acquire
		Convertible into	Exercisable
	Series B Shares	Common Shares	Options
Jack Biegler	—	—	10,000
Andrew F. Jacobs	—	—	50,000
Gary Keiser	—	—	20,000
Paul M. Low	65,380	39,764	10,000
Christopher W. Mahowald	—	—	10,000
Michael G. O’Neil	1,350	820	10,000
Mark S. Whiting	—	—	25,000

Phillip A. Reinsch	5,500	3,344	25,000
Robert R. Spears, Jr.	—	—	25,000
Anthony R. Page	2,500	1,520	18,750
Michael W. Brown	—	—	15,000

All directors and executive officers as a group (11 persons)	74,730	45,448	218,750

(b)	Includes nonvested stock awards granted on May 13, 2005, with remaining vesting on May 13, 2009 as follows: 10,000 shares for Mr. Jacobs; 1,250 shares each for Messrs. Keiser, Low, O’Neil and Whiting; 5,000 shares each for Messrs. Spears and Reinsch and 3,000 shares for Mr. Brown. Includes nonvested stock awards granted on June 21, 2005 to Messrs. Biegler and Mahowald with remaining vesting of 1,250 shares on June 21, 2009. Includes nonvested stock awards granted on July 24, 2006 to Mr. Page with remaining vesting of 5,000 shares on July 24, 2009. Includes nonvested stock awards granted December 14, 2006 with remaining shares vesting proportionally over three years on each January 2 as follows: 33,750 shares each for Messrs. Jacobs and Spears; 22,500 shares for Mr. Reinsch and 11,250 shares for Messrs. Brown and Page. Includes 1,000 nonvested stock awards granted on May 5, 2008 to Messrs. Biegler, Keiser, Low, Mahowald, O’Neil and Whiting, which vest in full on April 15, 2009. Includes nonvested stock awards granted on December 27, 2007 with remaining shares vesting proportionally over five years on each January 2 as follows: 29,166 shares each for Messrs. Jacobs and Spears; 19,166 shares for Mr. Reinsch; 14,166 shares for Mr. Brown and 5,000 shares for Mr. Page. Includes nonvested performance-based stock awards granted on December 16, 2008 with scheduled vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2011 and 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2012 and were awarded as follows: 41,000 shares for Mr. Jacobs; 22,900 shares for Mr. Reinsch; 27,500 shares for Mr. Spears and 14,700 shares for Mr. Brown.
(c)	Includes shares that may be pledged to secure margin accounts as follows: 20,839 common shares for Mr. Keiser; 11,822 common shares and 380 Series B shares for Mr. Low; 9,518 common shares for Mr. Mahowald; 25,925 common shares and 500 Series B shares for Mr. O’Neil; 70,230 shares for Mr. Reinsch; 84,231 shares for Mr. Spears and 46,968 shares for Mr. Brown.

Section 16(a) Beneficial Ownership Reporting Compliance
     To our knowledge based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2008, all of our directors, executive officers and beneficial owners of more than ten percent of our common shares were in compliance with the Section 16(a) filing requirements with the exception of Mr. Mahowald who failed to timely file one Form 4 for a single transaction. The Form 4 has since been filed.
PROPOSAL TWO — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We are asking our stockholders to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Ernst & Young LLP has audited our financial statements since we commenced operations in 1985. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, our board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider whether or not to retain them. Even if the selection is ratified, the committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of our stockholders.
     Our audit committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. The committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The committee has delegated pre-approval authority to its chair when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. The committee approved all fees paid to Ernst & Young LLP during the past two years with no reliance on the de minimis exception established by the SEC for approving such services.
     Services provided by Ernst & Young LLP during 2008 included the audit of our annual financial statements and our internal control over financial reporting. Services also included the limited review of unaudited quarterly financial information, review and consultation regarding filings with the SEC and the Internal Revenue Service, procedures performed on behalf of our underwriters in connection with public offerings of our common stock, review and consultations regarding the recent restatement of our 2007 Form 10-K and 2008 Form 10-Qs, assistance with management’s evaluation of internal accounting controls, and consultation on financial and tax accounting and reporting matters. The committee has considered all fees provided by Ernst & Young LLP to us and concluded their involvement is compatible with maintaining their independence. Fees for fiscal years ended December 31, 2008 and 2007 were as follows:

	Fiscal Year	Fiscal Year
	2008	2007
Audit fees	$506,100	$588,800
Audit-related fees	—	—
Tax fees(a)	7,000	—
All other fees	—	—

Total	$513,100	$588,800

(a)	Tax Fees are comprised of an estimated (i) $7,000 for tax compliance for the fiscal year ended December 31, 2008.

     Representatives of Ernst & Young LLP will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
     The board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009.
RELATED PERSON TRANSACTIONS
     We recognize that transactions involving significant relationships between us and our directors, executives or employees can present conflicts of interest and create the appearance that our decisions are based on considerations outside of our best interests and those of our stockholders. Therefore, it is our preference to avoid transactions involving such relationships. Nevertheless, we recognize there are situations where such transactions may not be inconsistent with our best interests and those of our stockholders. Therefore, we have implemented certain policies and procedures intended to allow us to assess the propriety of such transactions.
     Pursuant to our Board of Directors’ Guidelines, each director must discuss with our governance & nomination committee any significant transaction that may affect his independence so that the committee can report such transaction to our board, which has the authority to reject or ratify the transaction based upon our best interests and those of our stockholders. Also pursuant to our Board of Directors’ Guidelines, if a proposed transaction involves a director potentially diverting a corporate opportunity from us, the director pursuing such transaction must first present the transaction to our CEO who has the authority to determine our best interests and those of our stockholders with respect to such opportunity. In addition, our Code of Business Conduct and Ethics provides that a related person transaction involving an executive officer must be promptly reported to our board, and such transactions involving an employee or non-executive officer must similarly be reported to our CEO. Our Code of Business Conduct and Ethics also provides that our officers and employees must get our CEO’s authorization before they can divert a business opportunity away from us. In each of these situations our board and our CEO have the authority to determine our best interests and those of our stockholders in relation to such transaction.
     For the year ended December 31, 2008 there were no related person transactions required to be reported pursuant to Item 404(a) of Regulation S-K.
STOCKHOLDER PROPOSALS
     Any stockholder proposal to be presented at the 2010 annual meeting of stockholders must be received by our stockholder relations department at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404 no later than November 20, 2009 in order to be included in the proxy statement and form of proxy for such meeting. The proposal must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. As to any proposal a stockholder intends to present to stockholders other than by inclusion in our proxy statement for the 2010 annual meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed not later than February 3, 2010. Even if proper notice is received on or prior to February 3, 2010, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder(s) making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS
     Our board does not intend to bring any other business before the annual meeting of stockholders, and our board is not aware of any matters to be brought before the meeting other than those described in this proxy statement. As to any other business that may properly come before the annual meeting of stockholders, our proxies intend to exercise their discretionary authority to vote on those matters.
ADDITIONAL INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at www.sec.gov. We make available on our website at www.capstead.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, investor presentations and press releases, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. We also make available on our website free of charge charters for the committees of our board, our Board of Directors’ Guidelines, our Code of Business Conduct and Ethics, our Financial Code of Professional Conduct and other company information, including amendments to such documents and waivers, if any, to the codes. Hard copies are furnished upon written request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404.
     You should rely only on the information contained in this proxy statement to vote on the election of directors and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 20, 2009. You should not assume the information contained in this proxy statement is accurate as of any date other than such date, and neither the mailing of this proxy statement to stockholders nor the election of directors or ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will create any implication to the contrary.
By order of the board of directors,
/s/Phillip A. Reinsch
Phillip A. Reinsch
Secretary
March 20, 2009

CAPSTEAD MORTGAGE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, April 30, 2009
9:00 a.m.
The Crescent Club
200 Crescent Court, 17th Floor
Dallas, Texas 75201
The Crescent Club is located on the 17th floor
of the Crescent Complex’s center office tower.
Exit Pearl from Woodall Rodgers.

Capstead Mortgage Corporation 8401 N. Central Expressway, Suite 800 Dallas, Texas 75225-4410	Proxy

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
OF CAPSTEAD MORTGAGE CORPORATION
Proxy for Annual Meeting of Stockholders to be held April 30, 2009
The undersigned, a stockholder of Capstead Mortgage Corporation, a Maryland corporation, hereby appoints Andrew F. Jacobs and Phillip A. Reinsch, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 9:00 a.m., Dallas time, on April 30, 2009 at 200 Crescent Court, 17th Floor, Dallas, Texas and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement dated March 20, 2009.
This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR NAMED HEREIN, “FOR” PROPOSAL 2 AND IN THE DISCRETION OF THE PROXYHOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OF THE MEETING.
DO NOT FOLD, STAPLE OR MUTILATE
PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE,
WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

PLEASE VOTE YOUR PROXY PROMPTLY
(continued and to be signed and dated on reverse side)

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET — www.eproxy.com/cmo
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 29, 2009.

PHONE — 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 29, 2009.

MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE NOW.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

1.	Election of directors:	01	Jack Biegler	05	Christopher W. Mahowald	☐	Vote FOR	☐	Vote WITHHELD
		02	Andrew F. Jacobs	06	Michael G. O’Neil		all nominees		from all nominees
		03	Gary Keiser	07	Mark S. Whiting		(except as marked)
		04	Paul M. Low

	to the board of directors, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified.

     (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	For	☐	Against	☐	Abstain

In the discretion of such proxies, upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

WE BELIEVE VOTING “FOR” EACH OF THE ABOVE PROPOSALS IS IN THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMEND YOU VOTE “FOR” EACH OF THE ABOVE PROPOSALS.

Address Change? Mark Box	☐	Indicate changes below:
			Date	, 2009

(Signature of Stockholder(s))
(NOTE: If voting by mail, please sign exactly as your name(s) appear on the label. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.)